Index supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the product supplement no. 3 - I dated April 17, 2026 and the underlying supplement no. 6 - I dated April 17, 2026 Registration Statement Nos. 333 - 293684 and 333 - 293684 - 1 Dated October 9, 2026 Rule 424(b)(3) OCTOBER 2026 J.P. Morgan Kronos+ SM Index PERFORMANCE UPDATE The J.P. Morgan Kronos+ SM Index attempts to provide a dynamic uninvested, fully invested or 2x leveraged exposure to the S&P 500® Price Index (“the S&P 500”) based on the following principles: • Strong historical performance around the turn of the month • Historical price momentum ahead of index options’ expiry • Historical mean reversion at month - end The Index does not reflect the reinvestment of dividends and is subject to a daily deduction of 0.95% per annum index fee. The Index was established on December 22, 2020. Levels are published on Bloomberg using the ticker JPUSKRNS. Hypothetical and actual historical performance: Sep 2016 through Sep 2026 J.P. Morgan Kronos+ Index S&P 500 Price Index Backtested Actual J.P. Morgan Kronos+ SM Index S&P 500 ® Price Index Backtested Actua Please see the footnotes at the bottom of this page and “Backtesting” on the following page for information on backtested performance. Hypothetical and actual historical returns and volatilities: Sep 2016 through Sep 2026 Sharpe Ratio 10 Year Volatility (Annualized) 10 Year Return (Annualized) 5 Year Return (Annualized) 3 Year Return (Annualized) 1 Year Return 0.75 25.67% 19.26% 4.29% 13.87% 10.09% J.P. Morgan Kronos+ SM Index 0.74 18.12% 13.44% 12.18% 21.29% 14.40% S&P 500® Price Index Historical exposure at end - of - day: Jul 2026 through Sep 2026 Sep 2026 Aug 2026 Jul 2026 Leveraged Fully invested Uninvested S&P 500® Exposure Leveraged Fully invested Uninvested S&P 500® Exposure Leveraged Fully invested Uninvested S&P 500® Exposure 7/1 - 7/6 8/3 - 8/5 9/1 - 9/3 7/7 - 7/13 8/6 - 8/17 9/4 - 9/14 7/14 - 7/17 8/18 - 8/20 9/15 - 9/18 7/20 - 7/22 8/21 9/21 7/23 - 7/28 8/24 - 8/26 9/22 - 9/25 7/29 - 7/30 8/27 - 8/28 9/28 - 9/29 7/31 8/31 9/30 Hypothetical and actual historical monthly and annual returns: Jan 2017 through Sep 2026 Year Dec Nov Oct Sep Aug Jul Jun May Apr Mar Feb Jan 27.52% 1.03% 2.37% 3.00% 1.59% 2.84% 2.18% 1.39% 1.70% 0.45% 1.38% 4.76% 1.93% 2017 13.22% - 5.33% 8.69% - 6.85% 0.63% 2.71% 4.49% 4.23% 4.79% 2.51% - 0.52% - 10.54% 9.78% 2018 35.14% 2.38% 4.54% - 0.30% 3.40% - 5.13% 1.65% 12.78% - 10.79% 4.35% 4.49% 4.85% 10.41% 2019 100.70% 4.68% 15.65% - 0.03% - 1.23% 7.97% 7.96% 7.50% 2.76% 12.43% 15.04% - 1.79% 2.66% 2020 42.26% 4.21% 2.53% 11.44% - 5.00% 3.64% 0.16% 1.17% 2.81% 7.23% 0.83% 4.87% 2.72% 2021 - 37.08% - 15.24% 0.99% 9.93% - 12.49% - 5.51% 11.93% - 8.85% 9.19% - 15.88% - 5.84% 0.01% - 8.36% 2022 32.11% 4.12% 13.92% - 0.14% - 7.54% - 2.00% 1.68% 9.49% - 4.67% 2.59% 8.62% - 2.65% 6.91% 2023 10.58% - 4.94% 6.00% - 1.27% - 2.00% - 6.59% 2.68% 4.17% 9.65% - 5.18% 3.00% 5.72% 0.26% 2024 2.08% 0.40% - 0.12% - 0.59% 5.81% 0.15% 3.22% 2.16% 7.30% - 2.40% - 12.80% - 0.61% 0.96% 2025 10.42% - 1.30% 4.11% - 0.70% - 2.10% 6.03% 13.95% - 4.92% - 2.68% - 1.13% 2026 Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index through December 21 , 2020 and the actual performance of the Index from December 22 , 2020 through September 30 , 2026 . PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see the Disclaimer on the following page . Investing in the notes linked to the Index involves a number of risks . See “Selected Risks” on page 2 of this document, “Risk Factors” in the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement . Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus . Any representation to the contrary is a criminal otfense . The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank .

the 10 Year Return (Annualized) divided by the 10 Year Volatility (Annualized) . Investment suitability must be determined individually for each investor, and notes linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2026 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . This monthly update document replaces and supe r sedes all prior written materials of this type previously provided with respect to the Index .